Exhibit 99.2

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD SHARE INCREASES FOR SECOND STRAIGHT MONTH

  •        Ford market share higher than a year ago for the second month in a row; Ford, Lincoln and Mercury sales totaled 118,818, down 30 percent versus November 2007
  •        F-Series sales totaled 37,911 including nearly 5,000 all-new 2009 model F-150s
  •        Ford announces first quarter 2009 North American production plan

DEARBORN, Mich., Dec. 2, 2008 – Ford, Lincoln and Mercury outpaced industry-wide November sales, thanks largely to F-Series truck sales, and grew its retail and total market share for the second straight month.

Ford, Lincoln and Mercury dealers reported total sales of 118,818 in November, down 30 percent versus a year ago, while industry-wide auto sales in November were down an estimated 35 percent as the weakening economy continues to take a toll on consumer confidence and spending.

“The economy continues to weaken and auto sales reflect this reality,” said Jim Farley, Ford group vice president, Marketing and Communications.  “At Ford, we are focused on executing our plan.  In 2009 and 2010, we’ll launch an unprecedented number of new vehicles, and every product will offer consumers the best or among the best fuel economy in its class.”

In recent weeks, Ford has received significant endorsements from independent third parties for its quality and safety.  Ford’s initial vehicle quality is now on par with Toyota and Honda, and Ford now has more 5-star vehicles and Insurance Institute for Highway Safety (IIHS) “Top Safety Picks” than any other company in the industry.

November marked the official introduction of the all-new F-150.  F-Series sales totaled 37,911 including nearly 5,000 all-new 2009 model F-150s.  Ford’s F-Series has been America’s No. 1-selling truck for 31 years in a row, and the new F-150 is designed and engineered to further raise the bar in the light-duty pickup market.

Go to http://media.ford.com for news releases and high-resolution photographs.

The 2009 model Ford F-150 has class-leading capability with 11,300 pounds towing and 3,030 pounds payload and unsurpassed fuel economy of 21 mpg highway with the SFE package, which is available on F-150’s highest-volume XL and XLT series.

The new 2009 F-150 also earned the IIHS’s “Top Safety Pick” award, the Texas Auto Writers Association’s “Truck of Texas” top honor and is projected to have the best residual value of full-size light-duty pickups according to the Automotive Leasing Guide.

North American Production
The company plans to produce 430,000 vehicles in the first quarter of 2009.  During the first quarter of 2008, the company produced 692,000 vehicles.  The fourth quarter 2008 production plan is unchanged from the previously announced plan of 430,000 vehicles.

“We believe the economy will continue to weaken in 2009,” said Farley.  “Our near-term production plan reflects this view, as we continue to align capacity with customer demand.”

# # #
Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 224,000 employees and about 90 plants worldwide, the company's core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit http://www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.